Exhibit 10.1

EXECUTION VERSION

August 2015 wAIVER AND AMENDMENT

THIS AUGUST 2015 WAIVER AND AMENDMENT (this “Agreement”) is made as of August 13, 2015, among GreenHunter Resources, Inc., a Delaware corporation (the “Company”), the Purchasers party hereto (each a “Purchaser” and, collectively, the “Purchasers”) and BAM Administrative Services LLC, a Delaware limited liability company, as agent for each Purchaser (the “Agent” and, together with the Purchasers, the “Creditor Parties”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company, the Purchasers and the Agent entered into that certain Securities Purchase Agreement, dated as of April 14, 2015 (as may be amended, supplemented, restated or modified and in effect from time to time, the “Purchase Agreement”), pursuant to which the Company has issued to the Purchasers senior secured notes in an original aggregate principal amount of $13,000,000 (such notes, and any promissory notes or other securities issued in exchange or substitution therefor or replacement thereof, and as any of the same may be amended, supplemented, restated or otherwise modified and in effect from time to time, the “Notes”);

WHEREAS, the Agent entered into that certain Security Agreement, dated as of May 1, 2015, with the Company and its Subsidiaries, and in connection therewith, entered into that certain Post-Closing Obligations Agreement, dated May 1, 2015, with the Company and its Subsidiaries (as may be amended, supplemented, restated or modified and in effect from time to time, the “Post-Closing Obligations Agreement”);

WHEREAS, (i) the Company failed to comply with the covenant set forth in Section 8.20(a) of the Purchase Agreement with respect to the fiscal quarter ended June 30, 2015 (such failure with respect to such quarter, the “Financial Covenant Default”); (ii) the Company breached Section 8.9 of the Purchase Agreement by using approximately $2,000,000 of the proceeds from the sale of the Initial Notes for purposes not listed on Schedule 8.9 to the Purchase Agreement, as specifically described to the Agent prior to the date hereof (the “Use of Proceeds Default”), and (iii) the Company has failed to comply with its obligations set forth in paragraph 3 of Schedule 8.31 to the Purchase Agreement and Sections 2, 3 and 4 of the Post-Closing Obligations Agreement (the failure to comply with such obligations prior to the date hereof and without giving effect to the amendment thereof as set forth in this Agreement, the “Post-Closing Covenants Default” and, collectively with the Financial Covenant Default and the Use of Proceeds Default, the “Subject Defaults”), which Subject Defaults, individually and in the aggregate, constitute Events of Default (as defined in the Notes) under the Notes;

WHEREAS, the Company expects that it will fail to comply with each of Sections 8.20(a) and 8.20(c) of the Purchase Agreement with respect to the fiscal quarter ending September 30, 2015;

WHEREAS, the Creditor Parties have agreed, subject to the terms and conditions set forth herein, to waive (i) the Subject Defaults, and (ii) the Company’s obligation to comply with Sections 8.20(a) and 8.20(c) of the Purchase Agreement with respect to the fiscal quarter ending September 30, 2015, and in connection therewith and consideration therefor, the undersigned have agreed to amend the Purchase Agreement and the Post-Closing Obligations Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1.     Amendment to Purchase Agreement.

a.     Each of the Creditor Parties, severally and not jointly, hereby agrees with the Company that, as of the date first written above, Section 4.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

“Payment of Royalties. On the tenth (10th) day of each calendar month beginning with and including September 2015 and ending on and including the 12th calendar month following the date on which the Notes have been paid in full (the “Notes Payment Date”), the Company shall pay to each Purchaser an amount equal to the product of (a) the greater of (i) the product of (A) the Delivered Barrels (as defined below) for the immediately preceding calendar month, and (B) $0.12 (the “Price Per Barrel”), and (ii) five percent (5.0%) of the aggregate outstanding principal amount of the Notes, and (b) such Purchaser’s Allocation Percentage (collectively, the “Royalty Obligation”). At any time following the Notes Payment Date, the Company may elect to satisfy the remainder of the Royalty Obligation, upon at least fifteen (15) days prior written notice to each Purchaser (a “Royalty Prepayment Notice”), by paying to each Purchaser an amount equal to the product of (v) a fraction, the numerator of which is twelve (12) less the number of months for which the Company has paid Royalty Obligations since the Notes Payment Date and the denominator of which is twelve (12), (w) four, (x) the aggregate number of Delivered Barrels for the three (3) full calendar months immediately preceding such Purchaser’s receipt of the Royalty Prepayment Notice, (y) the Price Per Barrel, and (z) such Purchaser’s Allocation Percentage (collectively, the “Royalty Prepayment Amount”). The Royalty Prepayment Notice must set forth (I) the date on which the Company will pay the Royalty Prepayment Amount, which date must be at least fifteen (15) days but not more than twenty (20) days after the date on which the Company delivers such Royalty Prepayment Notice to each Purchaser, and (II) a detailed calculation of the Royalty Prepayment Amount. By way of example, if the Company delivered a Royalty Prepayment Notice immediately following the Notes Payment Date and the prior three (3) month Delivered Barrels equaled 2.25 million barrels, the aggregate Royalty Prepayment Amount would equal $1,080,000 (2.25 million barrels x 4 = 9 million barrels, and 9 million x $0.12 = $1,080,000). In the event that, as of December 31, 2015, (i) the Company is in compliance with each of the covenants set forth in Section 8.20 of the Purchase Agreement, (ii) the Company has satisfied its obligation under Section 6 of that certain Post-Closing Obligations Agreement, dated May 1, 2015, entered into by the Agent with the Company and its Subsidiaries in connection with the Security Agreement (as may be amended, supplemented, restated or modified and in effect from time to time, the “Post-Closing Obligations Agreement” (which constitutes a Related Agreement)) and (iii) there exists no Event of Default (nor any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default), and the Company certifies in writing to the Agent as to the foregoing, the Price Per Barrel shall thereafter be reduced to $0.10. “Delivered Barrels” means with respect to any calendar month, the sum of (a) the total number of barrels of water delivered or hauled to the Company’s and its Subsidiaries’ (as defined below) disposal or collection facilities during such month, without duplication, whether delivered or hauled by truck, pipeline, barge or otherwise, plus (b) the number of barrels of water which were subject to a “take or pay” contract or similar agreement but which were not actually delivered to the Company or its Subsidiaries and for which shortfall the Company or its Subsidiaries were contractually entitled to compensation on a per barrel basis or otherwise. For purposes hereof a barrel shall equal forty-two (42) gallons.”

b.     Each of the Creditor Parties, severally and not jointly, hereby agrees with the Company that, as of the date first written above, Section 8.21(a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

“(i) directly or indirectly declare or pay any cash dividend or distribution on any class of equity securities, (ii) issue any preferred equity that is mandatorily redeemable prior to the one year anniversary of the Maturity Date (as defined in each Note) or (iii) redeem any of its equity interests; provided, however, that (X) the Guarantors may make dividends to the Company and dividends to other Guarantors not prohibited by clause (e)(ix) of this Section 8.21, and (Y) commencing with the first calendar quarter following the first two consecutive calendar quarters as to which the Company is in compliance with each of the covenants set forth in Section 8.20 (provided that for purposes of determining such compliance for purposes of this Section 8.21(a), the applicable ratios in Section 8.20(a) and Section 8.20(c) shall be calculated not only for the applicable fiscal quarter but also for the six-month period ending on the last day of such quarter, and the Company shall be considered in compliance therewith for purposes of this Section 8.21(a) only if the Company has complied for both the applicable fiscal quarter and the applicable six-month period) (such first calendar quarter thereafter, the “Dividend Commencement Quarter”), the Company may declare and pay the regular monthly cash dividend associated with its 10% Series C Cumulative Preferred Stock as in effect on the date of this Agreement (the “Dividend”), provided that at the time of such payment (I) no Event of Default has occurred or with the giving of notice or the passage of time, or both, would occur; and (b) the payment of the Dividend would not cause the Company to fail to comply with any of the financial covenants set forth in Section 8.20; notwithstanding the foregoing, the Company shall not pay any accrued but unpaid Dividend for any quarter preceding to the Dividend Commencement Quarter except out of proceeds in excess of $2,000,000 from Equity Financings (as defined in the Post-Closing Obligations Agreement);”

c.     As amended hereby, the Purchase Agreement shall remain in full force and effect.

2.     Amendment to Post-Closing Obligations Agreement.

a.     Each of the Creditor Parties, severally and not jointly, hereby agrees with the Company that, as of the date first written above, Section 2 of the Post-Closing Obligations Agreement is hereby amended to change “forty-five days after the Initial Closing Date” to “October 31, 2015.”

b.     Each of the Creditor Parties, severally and not jointly, hereby agrees with the Company that, as of the date first written above, Section 3 of the Post-Closing Obligations of the Post-Closing Obligations Agreement is hereby amended to change “forty-five days after the Initial Closing Date” to “October 31, 2015,” and to add the following at the end thereof:

“Notwithstanding the foregoing, in the event that the Company delivers to the Agent evidence (reasonably satisfactory to the to the Agent) that such liens have not been extended and accordingly expired on June 30, 2015, the Company’s obligations under this Section 4 shall be deemed satisfied.”

c.     Each of the Creditor Parties, severally and not jointly, hereby agrees with the Company that, as of the date first written above, Section 4 of the Post-Closing Obligations Agreement is hereby amended to change “June 30, 2015” to “October 31, 2015.”

d.     Each of the Creditor Parties, severally and not jointly, hereby agrees with the Company that, as of the date first written above, there is hereby added to the Post Closing Obligations Agreement a new Section 6, to immediately follow Section 5 and to read in its entirety as follows:

“After August 14, 2015 but not later than December 31, 2015, the Company shall issue and sell its common stock and/or non-redeemable preferred stock whose dividends are payable only in kind (“Equity Securities”) in one or more capital raising transaction (any issuance and sale by the Company of its Equity Securities in a capital raising transaction after August 14, 2015, an “Equity Financing”) in which the aggregate net cash proceeds to the Company are at least $2,000,000.” The first $2,000,000 in aggregate net cash proceeds to the Company from Equity Financings shall be treated as if they were proceeds from the sale of the Initial Notes and shall be used only for the purposes listed on Schedule 8.9 to the Purchase Agreement.

e.     As amended hereby, the Post-Closing Obligations Agreement shall remain in full force and effect.

3.     Limited Waivers.

a.     Subject to the conditions set forth in Section 3(b), each of the Creditor Parties, severally and not jointly, hereby waives (i) each of the Subject Defaults, and (ii) the Company’s obligation to comply with the covenants set forth in Sections 8.20(a) and 8.20(c) of the Purchase Agreement with respect to (and solely with respect to) the quarter ending September 30, 2015. Each of the Creditor Parties acknowledges that the Company’s breach of paragraph 3 of Schedule 8.31 to the Purchase Agreement has been cured.

b.     The limited waivers set forth in Section 3(a) hereof (i) are not, nor shall they be deemed to be, waivers under any other circumstance or waivers of any other condition, requirement, provision or breach of, or rights under, the Purchase Agreement, the Notes, the Post-Closing Obligations Agreement, any of the other Related Agreements or any other agreement or instrument, including the Company’s obligations to hereafter comply with Section 8.9 of the Purchase Agreement and Sections 2, 3 and 4 of the Post-Closing Obligations Agreement, as amended hereby, and the Company’s obligations to comply with the covenants set forth in Sections 8.20(a) and 8.20(c) of the Purchase Agreement with respect to any fiscal quarter other than the fiscal quarter ending September 30, 2015, and (ii) do not, nor shall they be deemed to, establish a custom or course of dealing.

4.     Representations and Warranties of the Company. The Company represents and warrants to each of the Buyers that:

a.     Authorization; Enforcement; Validity. Each of the Company and its Subsidiaries is a duly organized and validly existing corporation or limited liability company and has the requisite corporate or limited liability company power and authority to enter into and perform its obligations under this Agreement, the Purchase Agreement (as amended hereby), the Post-Closing Obligations Agreement (as amended hereby), the Notes and the other Related Agreements. The execution and delivery of this Agreement by the Company and its Subsidiaries and the consummation of the transactions contemplated hereby, by the Purchase Agreement (as amended hereby), by the Post-Closing Obligations Agreement (as amended hereby), by the Notes and by the other Related Agreements have been duly authorized by the respective boards of directors of the Company and its Subsidiaries, and no further consent or authorization is required by the Company, its Subsidiaries or their respective boards of directors or shareholders. This Agreement has been duly executed and delivered by the Company and each of its Subsidiaries, and each of this Agreement, the Purchase Agreement (as amended hereby), the Post-Closing Obligations Agreement (as amended hereby), the Notes and the other Related Agreements constitutes a valid and binding obligation of each of the Company and its Subsidiaries (as applicable), enforceable against each of the Company and its Subsidiaries (as applicable) in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

b.     No Conflicts. The execution and delivery of this Agreement, the Purchase Agreement (as amended hereby), the Post-Closing Obligations Agreement (as amended hereby), the Post-Closing Obligations Agreement (as amended hereby), the Notes and the other Related Agreements by each of the Company and its Subsidiaries, the performance by each of the Company and its Subsidiaries (as applicable) of their respective obligations hereunder, under the Purchase Agreement (as amended hereby), under the Post-Closing Obligations Agreement (as amended hereby), under the Notes and under the other Related Agreements, and the consummation by each of the Company and its Subsidiaries (as applicable) of the transactions contemplated hereby, by the Purchase Agreement (as amended hereby), by the Post-Closing Obligations Agreement (as amended hereby), by the Notes and by the other Related Agreements will not (i) result in a violation of the articles of incorporation or the bylaws of the Company or the organizational documents of any of the Company’s Subsidiaries; (ii) conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement, the Purchase Agreement (as amended hereby) the Post-Closing Obligations Agreement (as amended hereby), the Notes and the other Related Agreements.

c.     Existing Representations. Each of the representations and warranties made by the Company or any of its Subsidiaries in the Purchase Agreement or any other Related Agreement is true and correct in all material respects (without duplication of any materially qualifiers) as of the date hereof.

5.     Representation and Warranties of each of the Creditor Parties. Each of the Creditor Parties, severally, and not jointly, represents and warrants to the Company that (a) such Creditor Party has the requisite power and authority to enter into and perform its obligations under this Agreement, and (b) this Agreement has been duly and validly authorized, executed and delivered on behalf of such Creditor Party and is a valid and binding agreement of such Creditor Party, enforceable against such Creditor Party in accordance with its terms.

6.     Acknowledgment of the Company and its Subsidiaries. The Company, on behalf of itself and each of its Subsidiaries, hereby irrevocably and unconditionally acknowledges, affirms and covenants to each Creditor Party that:

a.     such Creditor Party is not in default under any of the Transaction Documents and has not otherwise breached any obligations to the Company or any of its Subsidiaries; and

b.     there are no offsets, counterclaims or defenses to the Liabilities (as defined in the Security Agreement) or Obligations (as defined in the Subsidiary Guaranty), including the liabilities and obligations of the Company under the Notes, or to the rights, remedies or powers of such Creditor Party in respect of any of the Liabilities or Obligations or the Purchase Agreement or any of the Related Agreements, and the Company and each of its Subsidiaries agrees not to interpose (and each does hereby waive and release) any such defense, set-off or counterclaim in any action brought by such Creditor Party with respect thereto.

7.     Avoidance of Doubt. The parties hereto hereby agree, for the avoidance of doubt, that the terms “Liabilities” and “Obligations” as used in the Related Agreements shall include all liabilities and obligations of the Company under this Agreement, under the Purchase Agreement (as amended hereby), under the Post-Closing Obligations Agreement (as amended hereby), under the Notes and under the other Related Agreements, and each of the parties hereto agrees not to take any contrary positions.

8.     Expenses. In accordance with Section 12.18 of the Purchase Agreement (as amended hereby), contemporaneously with the execution and delivery of this Amendment, the Company shall reimburse each of the Buyers for all of the out-of-pocket fees, costs and expenses (including legal fees and expenses) incurred thereby in connection with the drafting, negotiation and execution of this Amendment.

9.     Reservation of Rights. Except as expressly set forth in Section 3(a) hereof, and subject to the terms and conditions of Section 3(b) hereof, none of the Creditor Party has hereby waived (a) any breach, default or Event of Default that may be continuing under the Purchase Agreement, the Post-Closing Obligations Agreement, the Notes or any of the other Related Agreements (or any event or circumstance that, with the passage of time, the giving of notice, or both, would become such a breach, default or Event of Default), or (b) any of such Creditor Party’s rights or remedies arising from any such breach, default or Event of Default or otherwise available under the Purchase Agreement, the Post-Closing Obligations Agreement, the Notes or any of the other Related Agreements or at law or in equity. Each of the Buyers expressly reserves all such rights and remedies.

10.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The successors and assigns of such entities shall include their respective receivers, trustees or debtors-in-possession.

11.     Further Assurances. The Company hereby agrees from time to time, as and when requested by any Creditor Party, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, and to take or cause to be taken such further or other action, as any Creditor Party may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement, the Purchase Agreement (as amended hereby), the Post-Closing Obligations Agreement (as amended hereby), the Notes and the other Related Agreements.

12.     Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.     Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

14.     Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

15.     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

16.     Merger. This Agreement, the Purchase Agreement (as amended hereby), the Post-Closing Obligations Agreement (as amended hereby), the Notes and the other Related Agreements represent the final agreement of each of the parties hereto with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or prior or subsequent oral agreements, among any of the parties hereto. Except as expressly set forth in this Agreement, in the Purchase Agreement (as amended hereby), in the Post-Closing Obligations Agreement (as amended hereby), in the Notes and in the other Related Agreements, neither the Company nor any of the Creditor Parties makes any representation, warranty, covenant or undertaking with respect to such matters.

17.     Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (i) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

18.     Reaffirmation. Each of the Company and its Subsidiaries as issuer, debtor, grantor, pledgor, mortgagor, guarantor or assignor, or in other any other similar capacity in which such Person grants Liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) acknowledges and agrees that it has reviewed this Agreement, (ii) ratifies and reaffirms all of its obligations, contingent or otherwise, under each of the Purchase Agreement (as amended hereby) and the other Related Agreements to which it is a party (after giving effect hereto), and (iii) to the extent such Person granted Liens on or security interests in any of its property pursuant to any such Related Agreement as security for or otherwise guaranteed the Liabilities or Obligations under or with respect to the Purchase Agreement or any of the Related Agreements, ratifies and reaffirms such guarantee and grant of security interests and Liens and confirms and agrees that such security interests and Liens hereafter secure all of the Liabilities and Obligations as amended hereby. Each of the Company and its Subsidiaries hereby consents to this Agreement and acknowledges that each of the Purchase Agreement (as amended hereby) and the Related Agreements remains in full force and effect and is hereby ratified and reaffirmed.

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

COMPANY: GREEN HUNTER RESOURCES, INC., By: Name: Title: Authorized Signatory

*** Signature pages continued on next page ***

AGENT: BAM ADMINISTRATIVE SERVICES LLC, as Agent By: Name: Daniel Saks Title: Authorized Signatory

*** Signature pages continued on next page ***

PURCHASERS:

BRE WNIC 2013 LTC PRIMARY By: Name: Title:	BRE WNIC 2013 LTC SUB By: Name: Title:

BRE BCLIC SUB By: Name: Title:

*** Signature pages continued on next page ***

ACKNOWLEDGED AND AGREED TO as of August 13, 2015

SUBSIDIARIES OF THE cOMPANY:

GreenHunter Resources, Inc.,	GreenHunter Environmental Solutions, LLC, a Delaware limited liability company

By: Name: Title:	By: Name: Title:

Hunter Disposal, LLC, a Delaware limited liability company By: Name: Title:	Hunter Hauling, LLC, a Texas limited liability company By: Name: Title:

GreenHunter Water, LLC, a Texas limited liability company By: Name: Title:	Little Muskingum Drilling LLC, an Ohio limited liability company By: Name: Title:

Ritchie Hunter Water Disposal, LLC, a Delaware limited liability company By: Name: Title:	Virco Realty LLC, an Ohio limited liability company By: Name: Title:

MAG Tank Hunter, LLC, a Texas limited liability company By: Name: Title:	White Top Oilfield Construction, LLC, a Texas limited liability company By: Name: Title: